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                                                                     EXHIBIT 2.6





                                 April 3, 1996


VIA HAND DELIVERY

JONES CABLE HOLDINGS, INC.
c/o Jones Intercable, Inc.
9697 E. Mineral Avenue
Englewood, CO 80155
Attn:  Mr. Robert W. Hampton

RE: ASSET EXCHANGE AGREEMENT DATED SEPTEMBER 1, 1995 (AS AMENDED FROM TIME TO TIME, THE "EXCHANGE AGREEMENT") BETWEEN JONES INTERCABLE, INC., AS ASSIGNED TO JONES CABLE HOLDINGS, INC. ("JCH"), AND TIME WARNER ENTERTAINMENT COMPANY, L.P. "TWE")

Dear Bob:

         This letter shall amend the terms and conditions of the Exchange Agreement to the extent set forth below. Unless otherwise defined herein, capitalized terms shall have the meanings assigned to them in the Exchange Agreement.

         Notwithstanding any term or condition to the contrary contained in the Exchange Agreement, JCH and TWE agree as follows:

         1. The Jones Systems shall not include the cable television system serving Manitowoc, Wisconsin (the "Manitowoc System"), and all references to the Manitowoc System are hereby deleted from the Exchange Agreement and the exhibits and schedules thereto.

         2. Without limiting the generality of the foregoing, Section 1.4.1 of the Exchange Agreement is hereby amended by deleting the reference to "Manitowoc $19.86" and Section 2.8.4 is hereby amended by deleting part (ii)(A) in its entirety and deleting part (ii)(u) in its entirety.
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Jones Cable Holdings, Inc.
April 3, 1996
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         3.  Section 2.5 of the Exchange Agreement is hereby deleted in its entirety and replaced with the following:

                      2.5 Cash Purchase Price. Jones will pay to TWE, by wire transfer of immediately available funds, to such account or accounts as are designated in writing by TWE to Jones, the sum of $11,735,666 (the "Cash Purchase Price"), reflecting the agreed-upon difference in fair market value between the Jones Assets and the TWE Assets.

         4. Section 6.1.9 of the Exchange Agreement is hereby deleted in its entirety and replaced with the following:

                      6.1.9 Minimum Equivalent Billing Units. The number of Equivalent Billing Units served by the Jones Systems shall not be less than 62,210 as of the Closing Date.

         The Exchange Agreement shall continue in full force and effect as written except as amended herein. To the extent that any terms or provisions of the Exchange Agreement are inconsistent with the amendments set forth herein, such terms and provisions shall be deemed superseded hereby.

         This letter may be executed in multiple counterparts all of which together shall be deemed one and the same instrument.
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Jones Cable Holdings, Inc.
April 3, 1996
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         Please indicate your agreement to the foregoing by executing below and by returning a signed copy to the undersigned.


                            Sincerely yours,

                            TIME WARNER ENTERTAINMENT COMPANY, L.P., A
                            DELAWARE LIMITED PARTNERSHIP

                            By: American Television and Communications, its general partner


                            By:     /s/ David E. O'Hayre
                               ------------------------------------------------

                            Name:
                                 ----------------------------------------------

                            Title:
                                  ---------------------------------------------


                 The foregoing is hereby agreed to and accepted as of April 3, 1996.

                            JONES CABLE HOLDINGS, INC.


                            By:     /s/ James B. O'Brien
                               ------------------------------------------------

                            Name:   James B. O'Brien
                                 ----------------------------------------------

                            Title:  President
                                  ---------------------------------------------